Exhibit 99.2

LifePoint Hospitals Completes Clark Regional Medical Center Acquisition

BRENTWOOD, Tenn.--(BUSINESS WIRE)--May 3, 2010--LifePoint Hospitals, Inc. (NASDAQ: LPNT), a leading hospital company focused on providing quality healthcare close to home in non-urban markets, today announced the completion of the acquisition of Clark Regional Medical Center (CRMC) in Winchester, Kentucky. As part of the acquisition, LifePoint Hospitals has committed to invest approximately $60 million to build and equip a new, 132,000 square-foot, state-of-the-art hospital to replace the current facility. Other terms of the transaction are not disclosed.

Clark Regional Medical Center, which is fully accredited by the Healthcare Facilities Accreditation Program, is a 100-bed hospital with net revenues of approximately $60 million.

Remarking on the announcement, William F. Carpenter III, president and chief executive officer of LifePoint Hospitals, said, “The acquisition of Clark Regional Medical Center is an exciting development for LifePoint Hospitals. This partnership will advance our mission of making communities healthier. We are pleased to welcome Clark Regional Medical Center to the LifePoint Hospitals family and look forward to working with the hospital’s employees and medical staff to build a wonderful new facility and further advance the delivery of quality healthcare across the Clark County community.”

With the addition of Clark Regional Medical Center, LifePoint is now affiliated with 48 community hospitals in 17 states, including nine hospitals within the state of Kentucky. The acquisition of CRMC demonstrates LifePoint’s commitment to grow and provide quality healthcare in non-urban communities.

About LifePoint Hospitals

LifePoint Hospitals, Inc. is a leading hospital company focused on providing quality healthcare services close to home. Through its subsidiaries, LifePoint operates 48 hospital campuses in 17 states. With a mission of “Making Communities Healthier®,” LifePoint is the sole community hospital provider in the majority of the communities it serves. More information about the Company, which is headquartered in Brentwood, Tennessee, can be found on its website, www.LifePointHospitals.com. All references to “LifePoint,” “LifePoint Hospitals,” or the “Company” used in this release refer to LifePoint Hospitals, Inc. or its affiliates.

CONTACT:
LifePoint Hospitals, Inc.
Diane Huggins, 615-565-1817
diane.huggins@lpnt.net